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                                                                     Exhibit 5.1








                                  June 5, 1998



Auspex Systems, Inc.
2300 Central Expressway
Santa Clara, California 95050

       RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 8, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of your Common Stock reserved for issuance under the 1997 Stock Plan (the "Plan"). As legal counsel for Auspex Systems, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

       It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI,
                                      Professional Corporation

                                      /s/ WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


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